EXHIBIT 99.1

Remark Holdings Announces Third Quarter 2020 Financial Results

Revenue Climbs 285% to $2.6 Million
Net Income Totals $4.4 Million or $0.04 Per Share

LAS VEGAS, NV – November 23, 2020 – Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital media properties, today announced financial results for its fiscal third quarter ended September 30, 2020.

Management Commentary

“The third quarter of 2020 was highlighted by a sequential quarter over quarter doubling of revenue from China as the country emerged from post-COVID-19 lock-downs. We were able to restart certain projects, including the conversion of bank and mobile retail outlets to smart stores, and smart school safety installations at primary schools in several Provinces of China. We anticipate another doubling of revenue from China in our fourth quarter,” noted Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “In the United States, we focused on growing our distribution and channel partnerships for our AI platform, and we expect to close additional deals in the fourth quarter.”

Third Quarter 2020 Business Highlights

•Smart kiosks were delivered to approximately 200 China Mobile stores. Software installations continued with the goal of having the software queue management system available in 5,000 stores by year’s end, up from 2,000 at year end 2019. Additional development was done on a smart customer analysis program that will be delivered in 2021. We remain on track to fulfill the initial $50 million China Mobile contract by the end of 2021, and are pursuing additional opportunities with China Mobile’s 220,000 affiliated retail outlets.

•Smart retail bank branch solutions were delivered to 80 Bank of China branches in Guangdong Province. Additionally, the Agriculture Bank of China and the Construction Bank of China began implementing Remark AI systems, which reflects the initial capture of the $2 billion annual upgrade budget market opportunity as 20,000 branches are scheduled to be upgraded each year.

•Remark AI was chosen by China Mobile to partner on implementing smart community solutions in the Sichuan Province. The initial phase of this project began in the fourth quarter and we expect to recognize revenue commensurately. There are over 10,000 residential complexes in Sichuan and over 160,000 throughout China, a $70 billion addressable market.

•Smart school solutions were delivered to approximately 120 new locations during the third quarter. Software upgrades were implemented to improve computer vision, time attendance system, epidemic prevention system and smart energy saving systems. Discussions are underway to expand our sales channel to additional regions in order to compete for the 160,000 schools in major cities.

•Remark AI’s Thermal Kits were chosen by The Meadows School in Las Vegas, a leading private pre K-12 school in Las Vegas, to help safely welcome back students and the educational staff on campus for the 2020-2021 academic school year. The installations are the first in a United States school system for Remark AI.

•Remark AI won three out of five championships in the Visual Object Tracking category at the 16th European Conference on Computer Vision.

Third Quarter 2020 Financial Results

•Revenue for the third quarter of 2020 totaled $2.6 million, up from $0.7 million during the third quarter of 2019.

◦Revenue in China more than tripled to $2.1 million as personnel in China were able to continue previously-stalled projects as the country emerged from COVID-19 quarantines which allowed for installations, testing and customization work on several projects.

◦Revenue from the US-based biosafety business totaled $0.4 million as thermal imaging products were delivered to casinos, a school, hotels, medical centers, office buildings, and customers in industries throughout the United States.

•The company recorded an operating loss of ($3.1) million in the third quarter 2020, an improvement from the operating loss of ($4.3) million in the third quarter of 2019. Headcount reductions, decreased spending in sales and marketing, and lower rent expense contributed to the improvement.

•Net Income totaled $4.4 million, or $0.04 per diluted share in the third quarter ended September 30, 2020, compared to a net loss of ($4.9) million, or ($0.11) per diluted share in the third quarter ended September 30, 2019. The bulk of the income is tied to the $5.6 million non-cash gain in the change in fair value of warrant liability compared to a ($0.2) million loss in the comparable period of 2019, as a result of fluctuations in the share price of Remark’s common shares and the expiration of a substantial number of warrants during the quarter.

•At September 30, 2020, the cash and cash equivalents balance totaled $2.1 million, compared to a cash position of $0.3 million at December 31, 2019. Cash increased primarily due to $32.1 million in proceeds from common stock issuances, whose increase was partially offset by use of the proceeds to make debt principal repayments of $13.8 million, to make other liability payments, and to generally operate the business.

“Our business has gone through a major transformation. We spent the past five years building a robust AI platform that has been recognized as having superior commercial solutions in the areas of computer vision. We spent the past three years working to commercialize the technology with world-class companies such as China Mobile. Now, going into the fourth quarter of 2020 and the first quarter of 2021, we are poised to report significant revenue growth from China while simultaneously addressing large total addressable market opportunities, and signing up new channel partners. Finally, we are confident that we will have the opportunity to monetize our stake in Sharecare which will provide us with ample capital to execute all of our growth opportunities, potentially repurchase shares and maintain a rock-solid balance sheet,” concluded Mr. Tao.

About Remark Holdings, Inc.

Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, public safety and workplace arenas. The company also owns and operates an e-commerce digital media property focused on a luxury beach lifestyle. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at
www.remarkholdings.com.

Forward-Looking Statements

This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Company Contacts

E. Brian Harvey
Senior Vice President of Capital Markets and Investor Relations
Remark Holdings, Inc.
ebharvey@remarkholdings.com
702-701-9514

Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626-623-2000
(+86) 13702108000

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$2,090	$272
Trade accounts receivable, net	2,850	1,964
Inventory, net	1,062	—
Prepaid expense and other current assets	5,831	4,623
Total current assets	11,833	6,859
Property and equipment, net	267	341
Operating lease assets	385	4,359
Investment in unconsolidated affiliates	1,065	1,935
Intangibles, net	355	509
Other long-term assets	2,177	824
Total assets	$16,082	$14,827
Liabilities and Stockholders’ Deficit
Accounts payable	$6,570	$8,126
Accrued expense and other current liabilities	8,987	14,326
Contract liability	541	313
Note payable	1,500	3,000
Loans payable, current	—	12,025
Total current liabilities	17,598	37,790
Loans payable, long-term	425	—
Operating lease liabilities, long-term	158	4,650
Warrant liability	748	115
Total liabilities	18,929	42,555

Commitments and contingencies

Preferred stock,$0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 99,502,416 and 51,055,159 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	100	51
Additional paid-in-capital	351,529	319,275
Accumulated other comprehensive income	176	(227)
Accumulated deficit	(354,652)	(346,827)
Total stockholders’ deficit	(2,847)	(27,728)
Total liabilities and stockholders’ deficit	$16,082	$14,827

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$2,646	$686	$5,376	$4,760
Cost and expense
Cost of revenue (excluding depreciation and amortization)	1,679	189	2,910	3,323
Sales and marketing	417	736	1,319	2,282
Technology and development	738	752	2,863	2,910
General and administrative	2,380	3,052	7,018	8,483
Depreciation and amortization	72	229	228	814
Impairments	463	—	463	—
Other operating expense	—	—	—	6
Total cost and expense	5,749	4,958	14,801	17,818
Operating loss	(3,103)	(4,272)	(9,425)	(13,058)
Other income (expense)
Interest expense	(60)	(457)	(1,296)	(1,397)
Other income, net	(58)	(24)	(1)	23
Change in fair value of warrant liability	5,570	(160)	(633)	502
Gain on lease termination	2,044	—	3,582	—
Other loss, net	21	(28)	(52)	(27)
Total other income (expense), net	7,517	(669)	1,600	(899)
Income (loss) from continuing operations	4,414	(4,941)	(7,825)	(13,957)
Loss from discontinued operations, net of tax	—	—	—	(2,610)
Net income (loss)	$4,414	$(4,941)	$(7,825)	$(16,567)
Other comprehensive income (loss)
Foreign currency translation adjustments	65	(289)	403	(256)
Comprehensive income (loss)	$4,479	$(5,230)	$(7,422)	$(16,823)

Weighted-average shares outstanding, basic and diluted	99,450	46,282	80,903	43,085

Net loss per share, basic and diluted
Continuing operations	$0.04	$(0.11)	$(0.10)	$(0.32)
Discontinued operations	—	—	—	(0.06)
Consolidated	$0.04	$(0.11)	$(0.10)	$(0.38)